Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

FOR IMMEDIATE RELEASE

REINSURANCE GROUP OF AMERICA

ANNOUNCES PRICING OF SENIOR NOTES

ST. LOUIS, May 8, 2019 – Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that it has priced an aggregate principal amount of $600 million of 3.90 percent senior notes due 2029 pursuant to a public offering. RGA expects to use the net proceeds from the offering to repay upon maturity its $400 million 6.45% senior notes that mature in November 2019, and for general corporate purposes.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Barclays Capital Inc. and Mizuho Securities USA LLC are acting as the joint book-running managers for the offering.

The senior notes have a 10-year final maturity, with a par-call option three months prior to maturity, an issue price of 99.754 percent and feature a fixed-rate coupon of 3.90 percent, payable semiannually. RGA expects to complete the offering of the senior notes on May 15, 2019, subject to customary closing conditions.

This offering is being conducted as a public offering by means of a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on Form S-3. This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering is being made solely by means of a prospectus and prospectus supplement.

Copies of the prospectus and prospectus supplement relating to the offering may be obtained by contacting: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, by telephone at (212) 834-4533 or by fax at (212) 834-6081; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, by e-mail at dg.prospectus_requests@baml.com; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Debt Capital Markets, by telephone at (866) 375-6829 or by e-mail at RBCNYFixedIncomeProspectus@rbccm.com; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, by telephone at (800) 645-3751 or by e-mail at wfscustomerservice@wellsfargo.com. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the SEC for more complete information about RGA and the offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by contacting the underwriters with your request.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $66.7 billion as of March 31, 2019. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions.

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FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

626-736-2068

jhopson@rgare.com